Exhibit 99.3

Wells Real Estate Fund IX, L.P. Fact Sheet

DATA AS OF SEPTEMBER 30, 2005

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 9/30/2005	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
Alstom Power	SOLD	39%	12/10/96	$8,137,994	3/15/05	$12,000,000	$4,545,538

AT&T Texas	100%	45%	10/10/96	$4,474,700	N/A	N/A	N/A

Avaya	100%	39%	6/24/98	$5,512,472	N/A	N/A	N/A

305 Interlocken Parkway (Formerly known as Cirrus Logic)	0%	45%	2/20/97	$7,087,770	N/A	N/A	$361,626

360 Interlocken Boulevard	97%	39%	3/20/98	$8,567,344	N/A	N/A	N/A

Iomega	100%	39%	7/1/98	$5,934,250	N/A	N/A	N/A

1315 West Century Drive (Formerly known as Ohmeda)	0%	39%	2/13/98	$10,361,070	N/A	N/A	N/A

15253 Bake Parkway (Formerly known as the Quest building)	SOLD	38%	1/10/97	$8,459,425	11/30/04	$12,400,000	$4,526,770

U.S. Cellular	100%	45%	6/17/96	$10,485,786	N/A	N/A	N/A

WEIGHTED AVERAGE	70%

*	The Acquisition Price does not include the upfront sales charge.

FUND FEATURES

OFFERING DATES	January 1996 – December 1996

PRICE PER UNIT	$10

A/B STRUCTURE	A’s – Cash available for distribution up to 10% Preferred B’s – Net loss until capital account reaches zero + No Operating Distributions

A/B RATIO AT CLOSE OF OFFERING	84% to 16%

AMOUNT RAISED	$35,000,000

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund IX is in the holding phase of its life cycle. The fund now owns interests in seven assets, having sold the 15253 Bake Parkway and Alstom Power buildings. Our focus at this time involves increasing the occupancy level within the portfolio and concentrating on re-leasing and marketing efforts that we believe will deliver greater operating performance for our investors.

The sale of the Alstom Power building was a great start to 2005. The sale price of $12 million exceeded the original purchase price for this asset. Also, in May 2005 we completed the first distribution of net sale proceeds to the limited partners, totaling approximately $2,850,000. In addition, we announced the next net sale proceeds distribution, scheduled for November 2005, totaling $5,250,000 from the sales of 15253 Bake Parkway and Alstom Power.

While five of the fund’s properties are well-leased, we do face some near-term leasing issues that may negatively affect our operating performance. The 305 Interlocken Parkway and 1315 West Century Drive properties are currently vacant. These leasing challenges may impact performance in the near term, but we are aggressively working with potential tenants in these markets to minimize the negative effects, as evidenced by our recent leasing successes.

The third quarter 2005 operating distributions are being reserved as the fund absorbs its pro-rata share of several additional capital needs, including leasing the small amount of vacant space at 360 Interlocken Boulevard and the re-leasing of 1315 West Century Drive. As we move through 2005 and the outcome of the leasing efforts become known, the General Partners will evaluate if distributions of the remaining net sale proceeds from the Alstom Power sale are appropriate.

Continued on reverse

Wells Real Estate Fund IX, L.P. Fact Sheet

DATA AS OF SEPTEMBER 30, 2005

Note that the Cumulative Performance Summary provides a high-level overview of the fund’s overall performance to date.

Property Summary

•	As mentioned previously, the Alstom Power building was sold on March 15, 2005, following the lease renewal and extension with Alstom Power. Net sale proceeds of $4,545,538 were allocated to Fund IX. The November 2005 distribution includes approximately $3,449,512 of these proceeds. The remaining $1,096,027 is being reserved to fund anticipated re-leasing costs at the 1315 West Century Drive and 360 Interlocken buildings.

•	The AT&T Texas building is 100% leased through July 2011.

•	The Avaya building in Oklahoma City, Oklahoma, is 100% leased through January 2008.

•	The 305 Interlocken Parkway property is located in the Broomfield submarket of Denver, Colorado. Based on concerns over the tenant’s long-term viability, the General Partners negotiated a lease termination with the tenant in August 2004. The tenant paid $800,000 as a reimbursement for leasing costs, $1,300,000 for future leasing costs, $500,000 for operating expenses while the property is vacant, and $1,673,000 as an additional termination fee. We are aggressively working on re-leasing the building at this time.

•	The 360 Interlocken Boulevard property also is located in Broomfield, outside Denver. The majority of this building is leased to Gaiam through May 2008, now that we have successfully extended its lease for three years. We signed a new lease in the second quarter that increased the building occupancy to 97%. We continue to pursue tenants for the remaining vacancy.

•	The Iomega building, located in Ogden, Utah, outside Salt Lake City, is 100% leased through April 2009.

•	The 1315 West Century Drive building is located in Louisville, Colorado, adjacent to the Broomfield submarket. The lease for this property expired in April 2005, and we are aggressively pursuing leasing opportunities for this asset.

•	The 15253 Bake Parkway building, located in Orange County in southern California, was sold on November 30, 2004, following the signing of a new 10-year lease with Gambro Healthcare. Of the net sale proceeds, $4,526,770 was allocated to Fund IX, and $237,910 has been used to fund the Partnership’s pro-rata share of the Gambro re-leasing costs. We distributed $2,488,372 of these proceeds to the limited partners in May 2005. The remaining proceeds are included in the November 2005 distribution.

•	The U.S. Cellular building, located in Madison, Wisconsin, is 100% leased through May 2007.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/04(3)
PER “A” UNIT	$10	$6.65	N/A	$1.56	$6.24
PER “B” UNIT	$10	$0.00	$8.46	$8.14	$5.86

(1)	These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Class A units to Class B units, or vice versa, under the Partnership agreement.
(2)	This estimated per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Class B unit, reduced for Gain on Sale per unit allocated to a Pure Class B Unit.
(3)	Please refer to the disclosure related to the estimated unit valuations contained in Item 5 of the 12/31/2004 Form 10-K for this partnership. The 12/31/04 unit values have been adjusted for the May and November NSP distributions, which total approximately $1.56 per Class A unit and $8.14 per Class B unit.

ANNUALIZED YIELD — PER “A” UNIT AT $10 OFFERING PRICE

	Q1	Q2	Q3	Q4	AVG YTD
2005	5.00%	4.00%	Reserved	—	—
2004	8.25%	Reserved	8.25%	Reserved	4.13%
2003	8.25%	8.00%	9.00%	9.00%	8.56%
2002	9.00%	8.75%	9.00%	9.00%	8.94%
2001	9.00%	9.50%	9.50%	9.50%	9.38%
2000	8.75%	9.00%	9.25%	9.25%	9.06%
1999	9.15%	9.16%	9.00%	8.12%	8.86%
1998	6.88%	8.25%	8.50%	9.11%	8.19%
1997	3.05%	3.76%	5.37%	5.93%	4.53%
1996	0.00%	0.00%	7.46%	3.47%	2.76%

TAX PASSIVE LOSSES — CLASS “B” PARTNERS

2004	2003	2002	2001	2000	1999
-15.41%*	12.56%	19.38%	18.58%	16.61%	15.67%

*	Negative percentage due to income allocation.

For a more detailed quarterly financial report, please refer to Fund IX’s most recent 10-Q filing, which can be found on the Wells Web site at www.wellsref.com.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

LPFLYPROQ3FCTSH05-10	© 2005 Wells Real Estate Funds